SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)         January 25, 2006
                                                    ---------------------------


                     INTERNATIONAL FLAVORS & FRAGRANCES INC.
-------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


         New York                  1-4858                     13-1432060
-------------------------------------------------------------------------------
(State or Other Jurisdiction    (Commission               (I.R.S. Employer
  of Incorporation)              File Number)             Identification No.)


521 West 57th Street, New York, New York                        10019
-------------------------------------------------------------------------------
(Address of Principal Executive Offices)                      (Zip Code)


Registrant's telephone number, including area code           (212) 765-5500
                                                        -----------------------

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act
         (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
         CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

     Attached and being furnished hereby as Exhibit 99.1 is a copy of a press release of International Flavors & Fragrances Inc. ("IFF" or the "Company") dated January 25, 2006 reporting IFF's financial results for the fourth quarter and twelve months ended December 31, 2005.

     The discussion of the Company's historical results and its commentary regarding expected future results include and, where indicated, exclude the impact of sales and operating results attributable to certain non-core business disposed of in 2004, the impact of certain restructuring and other charges recorded in 2004 and 2005, the impact of the Company's repatriatization of certain extraordinary dividends from foreign subsidiaries under the American Jobs Creation Act of 2004, as well as the effects of exchange rate fluctuations. Such information is supplemental to information presented in accordance with generally accepted accounting principles (GAAP) and is not intended to represent a presentation in accordance with GAAP. In discussing its historical and expected future results and financial condition, the Company believes it is meaningful for investors to be made aware of and to be assisted in a better understanding of, on a period-to-period comparative basis, the impact of sales and operating results attributable to the businesses disposed of, the relative impact of the restructuring and other charges, the impact of such repatriatization of extraordinary dividends, as well as ongoing exchange rate fluctuations on the Company's operating results and financial condition. The Company believes that this additional non-GAAP information provides investors with an overall perspective of the period-to-period performance of the Company's core business. In addition, management internally reviews each of these non-GAAP financial measures to evaluate performance on a comparative period-to-period basis in terms of absolute performance, trends and expected future performance with respect to its core continuing business.

Item 9.01.  Financial Statements and Exhibits

(c)   Exhibits

      99.1 Press Release of International Flavors & Fragrances Inc., dated January 25, 2006.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       INTERNATIONAL FLAVORS & FRAGRANCES INC.


Dated:  January 25, 2006          By:  /s/ Douglas J. Wetmore
                                  -------------------------------------------
                                  Name: Douglas J. Wetmore
                                  Title: Senior Vice President and
                                         Chief Financial Officer

                                                         FOR IMMEDIATE RELEASE

              IFF REPORTS FOURTH QUARTER AND FULL YEAR 2005 RESULTS
                    PROVIDES 2006 SALES AND EARNINGS GUIDANCE

New York, N.Y., January 25, 2006 ... International Flavors & Fragrances Inc. (NYSE: IFF) ("IFF" or "the Company") reported earnings per share for the fourth quarter 2005 of $.16 compared to $.43 in the prior year quarter. For the full year 2005, earnings per share were $2.04 compared to $2.05 in the prior year.

Fourth quarter and full year 2005 and 2004 results included the following:

- Fourth quarter and full year 2005 results include pretax charges totaling $23.3 million ($15.9 million after tax or $.17 per share) relating to the elimination of approximately 300 positions in manufacturing, selling, research and administration functions, principally in the Company's European and North American operating regions.
- Full year 2005 results also include a net tax benefit of $24.7 million ($.26 per share) relating to the Company's repatriation, in 2005, of $242.0 million of dividends from foreign subsidiaries under the provisions of the American Jobs Creation Act of 2004 ("AJCA").
- Fourth quarter and full year 2004 results include pretax charges totaling $4.2 million ($2.7 million after tax or $.03 per share) and $31.8 million ($20.4 million after tax or $.22 per share), respectively, related to the sale of certain European fruit business assets and the closure of the Company's Dijon, France manufacturing facility.

Excluding the effects of the charges from both years, and the AJCA benefit from 2005 results, 2005 fourth quarter and full year earnings per share would have been $.32 and $1.94, respectively, compared to $.46 and $2.27 in the comparable prior year periods. On an as-adjusted basis, excluding the operating results of the fruit business and the effects of the charges related to the disposition, 2004 full year earnings per share would have been $2.23; the fourth quarter 2004 impact of excluding fruit sales and operating results was not significant.

Richard A. Goldstein, Chairman and Chief Executive Officer of IFF, commented, "While a challenging year overall, we are encouraged by the fact that local currency sales to our five largest customers grew by over 5%, following 7% growth in 2004. Notably, we also achieved many new fine fragrance wins in 2005. The continued growth of our largest global accounts and our strong performance in fine fragrances demonstrate that our customers recognize IFF's unique value proposition."

Mr. Goldstein continued, "To improve further our financial performance, however, we must do more. I am confident that the actions we announced in early January 2006 will help reduce costs and improve IFF's overall profitability. We will continue to take the appropriate steps to manage through this challenging pricing environment, while also looking for ways to better meet our customers' needs and create additional value for IFF's shareholders."

Fourth Quarter 2005
-------------------

Fourth quarter 2005 sales totaled $461.6 million, declining 1% in reported dollars and increasing 1% in local currency compared to the 2004 quarter. The sales performance was led by continued strong growth in fine fragrances, mainly driven by new product wins. Flavor sales, most notably in North America and Europe, were unfavorably impacted by lower selling prices for naturals, mainly vanilla. Sales by category were as follows:

   ------------------------------ ----------------------- ---------------------
             Category             Reported dollars        Local currency
   ------------------------------ ----------------------- ---------------------
   Fine fragrance                         12%                    16%
   Functional fragrance                   (6%)                   (4%)
   Chemicals                             (11%)                   (7%)
                                  ----------------------- ---------------------
   Total fragrances                       (2%)                    1%
   Flavors                                (1%)                    1%
                                  ----------------------- ---------------------
   Total                                  (1%)                    1%
   ----------------------------   ----------------------- ---------------------

Regional sales performance in the quarter was as follows:

 - North America fragrance and flavor sales each declined by 1%. Fine fragrance and aroma chemical sales increased 16% and 4%, respectively, while functional fragrances decreased 12%.
 - European fragrance and flavor sales decreased 7% and 12%, respectively; in total, regional sales declined 9%. Reported sales were impacted by the strength of the U.S. dollar against the Euro and the Pound Sterling. Local currency fragrance sales decreased 1%; fine fragrance sales increased 21% but this growth was offset by weakness in aroma chemical and functional fragrance sales, which declined 19% and 7%, respectively. Local currency flavor sales declined 7%, partially as a result of the disposition of the European fruit preparations business in the second half of 2004. On an as-adjusted basis, excluding sales attributable to this business from the 2004 comparative, 2005 flavor sales would have decreased 10% in dollars and 5% in local currency.
 - Asia Pacific fragrance and flavor sales increased 3% and 1%, respectively, with regional sales increasing 1%. Local currency fine fragrance sales increased 25%, functional fragrance sales were flat and aroma chemical sales decreased 5%; local currency flavor sales increased 2%. Fragrance growth was led by Greater China, Indonesia and Vietnam, with respective local currency increases of 8%, 9% and 37%, partially offset by continued weakness in Australia and Japan, each of which declined 6% in local currency. Flavor sales were strongest in Greater China and Vietnam, with respective local currency increases of 19% and 83%, partially offset by weakness in Australia, Thailand and the Philippines.
 - Latin American sales increased 12% with fragrance and flavor sales increasing 6% and 29%, respectively, driven mainly by new wins. Flavor sales growth was strongest in Mexico and Brazil which grew 28% and 38%, respectively, while fragrances were led by a 15% increase in Mexico. Functional fragrance and aroma chemical sales increased 7% and 19%, respectively, while fine fragrance sales decreased 2%.
 - India reported 7% sales growth in dollars and 8% in local currency. Local currency fragrance sales increased 6%, while flavor sales increased 10%. In both flavors and fragrances, the sales performance reflected the benefit of new product introductions and continued strong economic conditions.

Net income for the quarter decreased 63% in comparison to the prior year quarter; excluding the restructuring and other charges from both years, net income decreased 29%.

Gross profit, as a percentage of sales, was 40.5% compared to 42.6% in the prior year; the decline was mainly attributable to higher raw material costs which the Company has not been able to fully recover through increased selling prices, and weak sales of functional fragrance and aroma chemicals which impacted absorption of manufacturing expenses.

Research and Development ("R&D") expenses totaled 10.0% of sales compared to 9.2% in the prior year quarter.

Selling, General and Administrative ("SG&A") expenses, as a percentage of sales, increased to 18.6% from 18.1%. The SG&A increase is primarily the result of additional costs associated with the product contamination matter, partially offset by lower accruals under the Company's incentive plans.

Interest expense increased 7% from the prior year due to higher borrowing levels during the quarter and somewhat higher cost of borrowing.

Full Year 2005
--------------
Sales in 2005 totaled $1,993.4 million, declining 2% in reported dollars and 3% in local currency in comparison to the prior year. The sales performance was led by strong growth in fine fragrances driven by new product wins. Flavor sales in 2005 were impacted by the disposition, in the second half of 2004, of the Company's European fruit preparations business. On an as-adjusted basis, excluding $58.3 million in sales attributable to the fruit business from the 2004 results, both 2005 consolidated sales and flavor sales would have increased 1% in dollars and been flat in local currency. Flavor sales, most notably in North America and Europe, were also unfavorably impacted by lower selling prices for naturals, mainly vanilla. Sales by category were as follows:

   ------------------------------ ----------------------- ---------------------
             Category             Reported dollars        Local currency
   ------------------------------ ----------------------- ---------------------
   Fine fragrance                          9%                     8%
   Functional fragrance                   (2%)                   (2%)
   Chemicals                              (2%)                   (2%)
                                  ----------------------- ---------------------
   Total fragrances                        1%                     1%
   Flavors                                (6%)                   (7%)
                                  ----------------------- ---------------------
   Total                                  (2%)                   (3%)
   ------------------------------ ----------------------- ---------------------

  Regional sales performance for 2005 was as follows:

 - North America fragrance and flavor sales declined 1% and 7%, respectively; in total, regional sales declined 4%. Fine fragrance and aroma chemical sales increased 4% and 3%, respectively, while functional fragrance sales declined 8%.
 - Europe sales declined 8% in local currency and 6% in dollars. Fragrance sales were flat in local currency and increased 2% in reported dollar sales. Local currency fine fragrance sales increased 13%, driven primarily by new wins, while functional fragrances and aroma chemicals declined 6% and 7%, respectively. Local currency flavor sales declined 19% mainly as a result of the disposition of the fruit preparations business. On an as-adjusted basis, excluding sales attributable to this business from the 2004 results, 2005 flavor sales would have been flat in dollars and decreased 1% in local currency.

 - Asia Pacific sales increased 2% with flavors increasing 4% in dollars and 3% in local currency, while fragrance sales declined 2% in both dollars and local currency. Flavor sales were strongest in Greater China, Indonesia and Vietnam, with respective local currency increases of 15%, 7% and 46%. Fragrance sales growth was strongest in Taiwan, South Korea, Vietnam and the Philippines with respective local currency increases of 16%, 16%, 56% and 8%; this growth was offset by sales declines in Australia, Thailand and Singapore/Malaysia.
 - Latin American sales increased 10% with fragrance and flavor sales increasing 7% and 21%, respectively, driven mainly by new wins. Flavor sales growth was strongest in Mexico, Brazil and Argentina, which grew 33%, 27% and 22%, respectively, while fragrances were led by an 8% increase in Mexico and increases of 12% in Argentina and 7% in Brazil. Fragrance sales grew in all categories with functional fragrance sales increasing 7% while fine fragrance and aroma chemicals increased 4% and 7%, respectively.
 - India sales increased 14% in both local currency and reported dollars. This performance was led by a 16% local currency increase in flavor sales with fragrance sales increasing 12%. In both flavors and fragrances, the sales performance reflected the benefit of new wins.

Net income for 2005 decreased 2% in comparison to the prior year; excluding the restructuring and other charges from both years, net income decreased 3%.

Gross profit, as a percentage of sales, was 41.4% compared to 42.9% in the prior year; the margin decline was mainly attributable to higher raw material costs which the Company was not able to fully recover through increased selling prices. Gross margin was also negatively impacted by costs attributable to the vendor-supplied raw material contamination issue reported earlier this year; cost of sales include $3.0 million in related costs, comprised mainly of associated testing costs and the write-off of affected materials.

Research and Development ("R&D") expenses totaled 9.0% of sales compared to 8.6% in the prior year.

SG&A expenses, as a percentage of sales, increased to 17.0% from 16.8%. SG&A expenses include $8.0 million related to the cost of customer damages attributable to the raw material contamination issue. These costs were partially offset by lower accruals under the Company's various incentive plans.

Interest expense was flat with the prior year as a result of lower average borrowings during the year, partially offset by somewhat higher costs of borrowing; the average rate on borrowings during 2005 was 3.3% compared to 3.0% in 2004. Gross borrowings at December 31, 2005 increased in comparison to the prior year in connection with repatriation of foreign earnings under the AJCA.

The AJCA tax benefit results from the reduction of prior accruals relating to the repatriation of foreign earnings, net of the temporary reduced cost of eligible repatriated foreign earnings as provided for in AJCA. The full year effective tax rate was 21.6%; excluding the impact of AJCA, the effective tax rate for the 2005 year would have been 31.6%.

Reorganization Actions
----------------------
In January 2006, the Company announced plans to eliminate approximately 300 positions in manufacturing, selling, research and administration functions, principally in its European and North American operating regions; the reductions represent 6% of the Company's workforce. As a result of these actions, the Company anticipates recording pre-tax restructuring charges of $25 million to $30 million relating primarily to employee separation expenses; of this, $23.3 million, or $.17 per share after tax, was recognized in the fourth quarter 2005. The remaining charges are expected to be recognized in the first half of 2006. Annual savings from these actions are expected to approximate $16 million to $18 million.

Outlook for 2006
----------------
IFF currently expects 2006 local currency sales to increase in the low single digits in comparison to 2005; based on current exchange rates, such local currency performance is expected to result in a low single digit increase in reported dollars.

- Gross profit as a percentage of sales is expected to improve slightly from 2005 mainly due to improved sales performance, product mix, implementation of price increases and savings resulting from the restructuring actions.
-    Research  and  development  expenses are  expected to  approximate  9.0% of sales.
- SG&A expenses, as a percentage of sales, are expected to decrease somewhat from 2005 levels, mainly as a result of the restructuring activities and absence of costs associated with product contamination; partially offsetting these savings will be the inclusion of $14.0 to $16.0 million in equity compensation expense in 2006, compared to $7.0 million of such expense in 2005. Vesting of RSU's is time based (generally over a three year period). The actual expense will depend upon the value of the Company's stock and the number of RSU's granted.
- Interest expense is expected to decline approximately 10% from 2005 mainly based on anticipated lower levels of debt.
-    The effective tax rate in 2006 is expected to approximate 31%.

Based on the foregoing, IFF currently expects earnings per share for 2006 to be in the range of $2.23 to $2.31.

The above guidance excludes the impact of adoption of Statement of Financial Accounting Standards No. 123(R) "Share Based Payment" ("FAS 123") which the Company will adopt in the first quarter 2006. The Company is currently evaluating the impact of adopting the standard.

About IFF
---------
IFF is a leading creator and manufacturer of flavors and fragrances used in a wide variety of consumer products--from fine fragrances and toiletries, to soaps, detergents and other household products, to beverages and food products. IFF is dedicated to The Pursuit of Excellence in every area of its business, using knowledge, creativity, innovation and technology to continually provide customers with the highest quality products and service and superior consumer understanding.

IFF has sales, manufacturing and creative facilities in 31 countries worldwide. For more information, please visit our Web site at www.iff.com.

Cautionary Statement Under the Private Securities Litigation Reform Act of 1995 Statements in this report, which are not historical facts or information, are "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's reasonable current assumptions and expectations. Certain of such forward-looking information may be identified by such terms as "expect", "believe", "may", "outlook", "guidance" and similar terms or variations thereof. All information concerning future revenues, tax rates or benefits, interest savings, and other future financial results or financial position, constitutes forward-looking information. Such forward-looking statements are based on management's reasonable current assumptions and expectations. Such forward-looking statements involve significant risks, uncertainties and other factors, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management's expectations. Such factors include, among others, the following: general economic and business conditions in the Company's markets, including economic, population health and political uncertainties; interest rates; the price, quality and availability of raw materials; the Company's ability to implement its business strategy, including the achievement of anticipated cost savings, profitability and growth targets; the impact of currency fluctuation or devaluation in the Company's principal foreign markets and the success of the Company's hedging and risk management strategies; the outcome of uncertainties related to litigation; uncertainties related to any potential claims and rights of indemnification or other recovery for customer and consumer reaction to the contamination issue; the impact of possible pension funding obligations and increased pension expense on the Company's cash flow and results of operations; and the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by foreign governments. The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.

Conference call
There will be a conference call today at 10:00 AM Eastern Time, at which time the Company will discuss operating results for the fourth quarter 2005, and its current expectations for 2006. The dial in number for U.S.-based participants is 1-888-202-2422; for international participants, the number is 1-913-981-5592. The pass code for the call is 4763540.

A replay of the conference call will be available beginning at 1:00 PM Eastern Time on Wednesday, January 25, 2006 and ending at Midnight on Wednesday, February 8, 2006. The dial in number for the replay for U.S.-based listeners is 1-888-203-1112; for international listeners, the number is 1-719-457-0820. The replay pass code will be 4763540.

The call can also be monitored via the World Wide Web at www.iff.com. Real Network's Real Player or Microsoft Media Player is required to access the webcast. They can be downloaded from www.real.com or www.microsoft.com/windows/mediaplayer. A replay of the conference call will be available on the Company's website for twelve months.

  Contact
  -------
  Douglas J. Wetmore
  Senior Vice President and Chief
  Financial Officer
  Phone: 212-708-7145

                              ********************

                     International Flavors & Fragrances Inc.
                          Consolidated Income Statement
                  (Amounts in thousands except per share data)


                                                                       Quarter Ended December 31,
                                                ------------------ ------------------- ------------------ -----------------
                                                   As Reported        Adjustments         As-Adjusted
                                                     2004                 (A)                 2004               2005
                                                ------------------ ------------------- ------------------ -----------------
   Net sales                                           $468,232              $1,479           $466,753          $461,645
   Cost of goods sold                                   268,681               1,482            267,199           274,818
                                                ------------------ ------------------- ------------------ -----------------
   Gross margin on sales                                199,551                  (3)           199,554           186,827
   Research & development                                43,059                  76             42,983            46,028
   Selling and administrative                            84,702                 163             84,539            85,691
   Amortization                                           3,713                   -              3,713             3,768
   Restructuring and other charges                        4,164                   -              4,164            23,319
                                                ------------------ ------------------- ------------------ -----------------
                                                         63,913                (242)            64,155            28,021
   Interest expense                                      (5,390)                  -             (5,390)           (5,752)
   Other income (expense), net                           (2,221)                  -             (2,221)             (700)
                                                ------------------ ------------------- ------------------ -----------------
   Pretax income                                         56,302                (242)            56,544            21,569
   Income taxes                                          15,396                 (73)            15,469             6,331
                                                ------------------ ------------------- ------------------ -----------------
   Net income                                           $40,906                (169)          $ 41,075           $15,238
                                                ------------------ ------------------- ------------------ -----------------

  Including restructuring and other charges:
  ------------------------------------------
   Net income                                           $40,906                               $ 41,075           $15,238
   Earnings per share - basic                             $0.43                                  $0.44             $0.16
   Earnings per share - diluted                           $0.43                                  $0.43             $0.16
                                                ------------------ ------------------- ------------------ -----------------
  Excluding restructuring and other charges:
  ------------------------------------------
   Net income                                           $43,571                               $ 43,740           $31,095
   Results per share - basic                              $0.46                                  $0.46             $0.34
   Results per share - diluted                            $0.46                                  $0.46             $0.33
                                                ------------------ ------------------- ------------------ -----------------
  Average shares outstanding (in thousands):
  ------------------------------------------
   Basic                                                 94,232                                 94,232            92,757
   Diluted                                               95,718                                 95,718            93,404

                                                ------------------ ------------------- ------------------ -----------------

(A) Adjustments reflect elimination of sales and operating results of the European fruit preparations business for the period presented. Additional details regarding as-adjusted information are contained in a January 25, 2005 Form 8-K filed with the SEC and are also available via the Company's website.

                     International Flavors & Fragrances Inc.
                          Consolidated Income Statement
                  (Amounts in thousands except per share data)

                                                                      Twelve months Ended December 31,
                                                 ------------------- ------------------- ------------------- -----------------
                                                   As Reported         Adjustments         As-Adjusted
                                                        2004               (A)                 2004               2005
                                                 ------------------- ------------------- ------------------- -----------------
   Net sales                                         $2,033,653             $58,317         $1,975,336        $1,993,393
   Cost of goods sold                                 1,160,235              46,314          1,113,921         1,168,992
                                                 ------------------- ------------------- ------------------- -----------------
   Gross margin on sales                                873,418              12,003            861,415           824,401
   Research & development                               175,173               1,736            173,437           179,812
   Selling and administrative                           341,306               4,693            336,613           339,323
   Amortization                                          14,830                   -             14,830            15,071
   Restructuring and other charges                       31,830                   -             31,830            23,319
                                                 ------------------- ------------------- ------------------- -----------------
                                                        310,279               5,574            304,705           266,876
   Interest expense                                     (24,002)                  -            (24,002)          (23,956)
   Other income (expense), net                           (5,275)                  -             (5,275)            3,268
                                                 ------------------- ------------------- ------------------- -----------------
   Pretax income                                        281,002               5,574            275,428           246,188
   Income taxes                                          84,931               1,753             83,178            53,122
                                                 ------------------- ------------------- ------------------- -----------------
   Net income                                         $ 196,071              $3,821          $ 192,250         $ 193,066
                                                 ------------------- ------------------- ------------------- -----------------

   Including restructuring and other charges:
   ------------------------------------------
   Net income                                          $196,071                               $192,250          $193,066
   Earnings per share - basic                             $2.08                                  $2.04             $2.06
   Earnings per share - diluted                           $2.05                                  $2.01             $2.04
                                                 ------------------- ------------------- ------------------- -----------------

   Excluding restructuring and other charges:
   ------------------------------------------
   Net income                                          $216,441                               $212,620          $208,923
   Results per share - basic                              $2.30                                  $2.26             $2.23
   Results per share - diluted                            $2.27                                  $2.23             $2.20
                                                 ------------------- ------------------- ------------------- -----------------

   Average shares outstanding (in thousands):
   -----------------------------------------
   Basic                                                 94,143                                 94,143            93,584
   Diluted                                               95,418                                 95,418            94,826

                                                 ------------------- ------------------- ------------------- -----------------

(A) Adjustments reflect elimination of sales and operating results of the European fruit preparations business for the period presented. Additional details regarding as-adjusted information are contained in a January 25, 2005 Form 8-K filed with the SEC and are also available via the Company's website.

                     International Flavors & Fragrances Inc.
                      Consolidated Condensed Balance Sheet
                             (Amounts in thousands)

                                                                   ------------------- ------------------
                                                                   December 31, 2004     December 31, 2005
                                                                   ------------------ -------------------
      Cash & short-term investments                                        $ 32,995          $ 272,897
      Receivables                                                           358,361            355,019
      Inventories                                                           457,204            430,794
      Other current assets                                                  112,810            119,047
                                                                   ------------------- ------------------
          Total current assets                                              961,370          1,177,757

      Property, plant and equipment, net (1,2)                              501,334            499,145
      Goodwill and other intangibles, net                                   789,676            772,651
      Other assets                                                          110,914            173,878
                                                                   ------------------- ------------------
                                  Total assets                           $2,363,294         $2,623,431
                                                                   =================== ==================

      Commercial paper, bank borrowings, overdrafts
          and current portion of long-term debt (3)                        $ 15,957          $ 819,392
      Other current liabilities                                             383,565            367,229
                                                                   ------------------- ------------------
         Total current liabilities                                          399,522          1,186,621

      Long-term debt (3)                                                    668,969            131,281
      Non-current liabilities                                               384,316            390,150

      Shareholders' equity                                                  910,487            915,379
                                                                   ------------------- ------------------
                   Total liabilities and shareholders' equity            $2,363,294         $2,623,431
                                                                   =================== ==================

      Notes:
      ------
      1.  Capital spending -        Quarter:          $32 million
                                    Full year:        $93 million

      2.  Depreciation -            Quarter:          $19 million
                                    Full year:        $77 million

     3. At December 31, 2004 and 2005 long-term debt includes unamortized gains and FAS 133 mark to market adjustments of $23.8 million and $2.3 million, respectively; at December 31, 2005 commercial paper, bank borrowings, overdrafts and current portion of long-term debt includes unamortized gains of $5.6 million on various interest rate swaps the Company has entered into. Such gains have been deferred and are being amortized over the remaining term of the underlying debt and the mark to market adjustment is recorded each quarter.


                              ********************

------------------------------------------------------------------------------------------------------------------------------------
    2005 vs 2004 Reported
    ---------------------                                   Quarter                                   Full year 2005
                                             -------------------------------------------  ------------------------------------------

 % Change in Sales by Region of Destination       Frag           Flav           Total           Frag           Flav          Total
------------------------------------------- --------------------------------------------  ------------------------------------------
         North America                             (1)            (1)             (1)            (1)            (7)            (4)

       Europe - Reported                           (7)            (12)            (9)             2             (18)           (6)
       -----------------
    Europe - Local Currency                        (1)            (7)             (3)             -             (19)           (8)

         Latin America                              6              29             12              7              21             10

    Asia Pacific - Reported                         3              1               1             (2)             4              2
    -----------------------
 Asia Pacific - Local Currency                      5              2               3             (2)             3              1


        India - Reported                            4              9               7              13             16             14
        ----------------
     India - Local Currency                         6              10              8              12             16             14

        Total - Reported                           (2)            (1)             (1)             1             (6)            (2)
        ----------------
     Total - Local Currency                         1              1               1              1             (7)            (3)


------------------------------------------------------------------------------------------------------------------------------------
    2005 vs 2004 As-Adjusted*
    ---------------------                                   Quarter                                 Full year 2005
                                             -------------------------------------------  ------------------------------------------

 % Change in Sales by Region of Destination       Frag           Flav           Total           Frag           Flav          Total
------------------------------------------- --------------------------------------------  ------------------------------------------
         North America                             (1)            (1)             (1)            (1)            (7)            (4)

       Europe - Reported                           (7)            (10)            (8)             2              -              1
       -----------------
    Europe - Local Currency                        (1)            (5)             (2)             -             (1)             -

         Latin America                              6              29             12              7              21             10

    Asia Pacific - Reported                         3              1               1             (2)             4              2
    -----------------------
 Asia Pacific - Local Currency                      5              2               3             (2)             3              1

        India - Reported                            4              9               7              13             16             14
        ----------------
     India - Local Currency                         6              10              8              12             16             14

        Total - Reported                           (2)            (1)             (1)             1              1              1
        ----------------
     Total - Local Currency                         1              1               1              1              -              -
------------------------------------------------------------------------------------------------------------------------------------

* Excluding Sales Attributable to European Fruit Preparation Business from 2004 comparative.